Exhibit 21

Unocal Corporation Subsidiaries

Company Name[1]	Jurisdiction
Union Oil Company of California
HUTTS, LLC	Delaware
La Floresta, LLC[2]	Delaware
Midwest 76, Inc.	Delaware
Chicago Carbon Company, an Illinois general partnership	Illinois
Molycorp, Inc.	Delaware
Pure Resources, Inc.	Delaware
Unocal Energy Trading Inc.	Delaware
Unocal Foreign Investments Inc.	Delaware
Unocal Geothermal of Indonesia, Ltd.	Bermuda
Dayabumi Salak Pratama, Ltd.	Cayman Islands
Unocal International Corporation	Nevada
Unocal BTC Pipeline, Ltd.	Bermuda
Unocal Canada Limited	Alberta
Northrock Resources Ltd.	Alberta
Unocal Canada Alberta Hub Limited	Alberta
Unocal Congo (DRC), Ltd.	Bermuda
Unocal Donggala, Ltd.	Bermuda
Unocal Ganal, Ltd.	Bermuda
Unocal Global Ventures, Ltd.	Bermuda
Unocal Asia-Pacific Ventures, Ltd.	Bermuda
Unocal Bangladesh Block Twelve, Ltd.	Bermuda
Unocal Bangladesh Blocks Thirteen and Fourteen, Ltd.	Bermuda
Unocal Bangladesh, Ltd.	Bermuda
Unocal Bangladesh Exploration, Ltd.	Bermuda
Unocal Khazar Holdings, Ltd.	Bermuda
Unocal Khazar, Ltd.	Bermuda
Unocal Makassar, Ltd.	Bermuda
Unocal Myanmar Offshore Co., Ltd.	Bermuda
Unocal Indonesia, Ltd.	Bermuda
Unocal Indonesia Company	Bermuda
Unocal Netherlands B. V.	Netherlands
Unocal Rapak, Ltd.	Bermuda
Unocal Thailand, Ltd.	Bermuda
Unocal International Supply & Trading Co.	California
Unocal Philippines, Inc.	California
Unocal Pipeline Company	California

[1]	All companies ultimately owned 100 percent by Unocal except where otherwise indicated. The level of indentation indicates at what level in the organization the subsidiary is owned. The names of approximately 220 subsidiaries are omitted inasmuch as such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.
[2]	Unocal owns an 86% interest.